Exhibit 16.1

December 13, 2010

Securities and Exchange Commission
100 F Street NE
Washington, DC 20549

RE: China PharmaHub Corp.

We have read the statements that we understand China PharmaHub Corp. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors.  We agree with such statements made regarding our firm.

Very truly yours,

        /s/ De Joya Griffith & Company, LLC
De Joya Griffith & Company, LLC
Certified Public Accountants